UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2024

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-1070	13-1872319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 Carondelet Plaza,	Suite 1530	Clayton,	MO	63105
(Address of principal executive offices)				(Zip Code)
(314) 480-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value per share	OLN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐		Emerging growth company

☐		If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Receivables Purchase Agreement

On November 20, 2024 (the “Closing Date”), Olin Corporation (the “Registrant”) entered into a $500,000,000 Receivables Purchase Agreement (the “Receivables Purchase Agreement”) among the Registrant, as servicer, Olin Finance Company, LLC, a wholly-owned subsidiary of the Registrant, as seller (the “Seller”), PNC Bank, National Association, as administrative agent, PNC Capital Markets LLC, as structuring agent, and the persons from time to time parties thereto as purchasers (collectively, the “Purchasers”) and group agents.

Under the Receivables Purchase Agreement, on the Closing Date, the Seller sold certain existing trade receivables to the Purchasers and will continue to sell trade receivables to the Purchasers on a revolving basis. The Seller has acquired, and will in the future acquire, such trade receivables from the Registrant and various U.S., Canadian, and German subsidiaries of the Registrant. The Registrant will continue to service the trade receivables that are sold to the Purchasers pursuant to the Receivables Purchase Agreement. The Receivables Purchase Agreement has a scheduled term of three years and a facility limit of $500,000,000.

As of November 20, 2024, the Purchasers have paid an aggregate amount of $450,000,000 to purchase trade receivables from the Seller. Under the Receivables Purchase Agreement, the Registrant is required to comply with the Consolidated Net Leverage Ratio covenant contained in the Registrant’s senior unsecured credit agreement, dated as of October 11, 2022, among the Registrant, the lenders party thereto, and Bank of America, N.A., as administrative agent, as the same may be further amended, restated, amended and restated, supplemented, waived, extended, refinanced, replaced or otherwise modified from time to time.

On the Closing Date, the Registrant used approximately $350,000,000 of the initial proceeds received under the Receivables Purchase Agreement to repay in full and terminate the Registrant’s existing Receivables Financing Agreement, dated December 20, 2016, among the Registrant, as servicer, Olin Finance Company, LLC, as borrower, PNC Bank, National Association, as administrative agent, PNC Capital Markets LLC, as structuring agent, and the lender parties thereto (as heretofore amended, restated or otherwise modified from time to time, the “Existing Receivables Financing Facility”), and intends to use the remaining proceeds received from time to time under the Receivables Purchase Agreement for working capital and other general corporate purposes.

Some of the Purchasers and their affiliates have various relationships with the Registrant and its subsidiaries involving the provision of financial services.

The foregoing description of the Receivables Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Receivables Purchase Agreement, which is attached hereto as Exhibit 10.1 and which is incorporated by reference herein

Item 1.02.	Termination of a Material Definitive Agreement.

On November 20, 2024, in connection with the effectiveness of the Receivables Purchase Agreement, the Registrant paid in full the outstanding aggregate principal amount of all loans, together with all accrued and unpaid interest thereon and all other obligations then due and payable, under the Existing Receivables Financing Facility and, in connection with such payment, the Existing Receivables Financing Facility, including all commitments thereunder, was terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 with respect to the Receivables Purchase Agreement is incorporated by reference into this Item 2.03.

Item 9.01.	Exhibits.

(d) Exhibit No.	Exhibit
10.1
Receivables Purchase Agreement, dated as of November 20, 2024, among Olin Corporation, as servicer, Olin Finance Company, LLC, as seller, PNC Bank, National Association, as administrative agent, PNC Capital Markets LLC, as structuring agent, and the persons from time to time parties thereto as purchasers and group agents.[1]

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
1 Certain confidential or proprietary information has been redacted from the attached Exhibit 10.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLIN CORPORATION
By:	/s/ Inchan Hwang
	Name:	Inchan Hwang
	Title:	Vice President, Deputy General Counsel and Secretary

Date: November 20, 2024